NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (April 30, 2007) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended March 31, 2007, of $3,769,000 or $0.46 per share. This compares to net income of $4,574,000 or $0.55 per share for the quarter ended December 31, 2006, and compares to net income of $4,715,000 or $0.56 per share for the quarter ended March 31, 2006.
     Net income for the six months ended March 31, 2007, was $8,343,000 or $1.01 per share, compared to net income of $9,924,000 or $1.18 per share for the six months ended March 31, 2006.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Leawood, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/07      12/31/06      3/31/06     3/31/07      3/31/06
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   10,301       10,699       11,621       21,000       23,881
Provision for loan losses                     633          126           93          759          158
Non-interest income                         5,411        5,495        5,321       10,906       11,162
Non-interest expense                        8,949        8,629        9,482       17,578       19,379
Income tax expense                          2,361        2,865        2,652        5,226        5,582
                                           -------      -------      -------      -------     -------
   Net income                          $    3,769        4,574        4,715        8,343        9,924
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,545,897    1,559,654    1,550,342    1,545,897   1,550,342
Total loans and mortgage-backed
  and related securities                 1,425,549    1,453,411    1,461,824    1,425,549   1,461,824
Customer and brokered deposit
  accounts                                 819,119      813,484      907,286      819,119     907,286
Stockholders' equity                       150,924      159,532      151,966      150,924     151,966


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.78        19.18        18.05        18.78       18.05
Earnings per share                            0.46         0.55         0.56         1.01        1.18
Cash dividends paid per share                0.225        0.225        0.225         0.45       0.675


Return on assets (annualized net income
  divided by total average assets)           0.97%        1.19%        1.22%        1.09%       1.28%

Return on equity (annualized net income
  divided by average stockholder's equity)   9.71%       11.58%       12.51%       10.85%      13.19%


Weighted average shares outstanding      8,202,120    8,318,642    8,417,442    8,261,021   8,426,096

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